SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2002

GENERAL MAGIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-25374 (Commission File Number)	77-0250147 (IRS Employer Identification No.)

420 North Mary Avenue Sunnyvale, California (Address of Principal Executive Offices)	94085 (Zip Code)

Registrant’s telephone number, including area code: (408) 774-4000

Item 5. Other Events.

     General Magic, Inc. (the “Company”) finalized on March 15, 2002, a Software License and Services Agreement (the “Agreement”) under which General Electric Company, on behalf of itself, its businesses and affiliates, has licensed the Company’s magicTalk® Enterprise Platform 1.0. General Electric is an early adopter of the magicTalk Enterprise Platform, a suite of J2EE™ and VoiceXML-based software that is designed to enable enterprises to rapidly develop and deploy next-generation customer self-service voice applications.

     The Agreement provides that the Company will work with General Electric in the development and deployment of a voice-application (the “Voice Application”). The term of the Agreement is 36-months. The Voice Application is being developed and deployed on the magicTalk Enterprise Platform and will enable voice access to an existing General Electric web-based enterprise application. The Company has extended special pricing terms to General Electric for this Voice Application as an early adopter. While the Agreement allows General Electric to order additional licenses and services for use in connection with this Voice Application, the order for licenses and services under this Agreement is not expected to generate a significant amount of revenue for the Company. It is, however, expected to enable the Company to extend its business opportunities with General Electric by demonstrating the value of the Company’s products and services.

     The Company believes that this Agreement will provide an important “proving ground” for the Company’s products and will demonstrate to General Electric and other global 2000 businesses the efficacy of the Company’s products in expanding the accessibility of web-based applications to telephone users.

     The foregoing description is qualified in its entirety by the Software License and Services Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.

Item 7. Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibit is filed with this report on Form 8-K:

Exhibit No.	Description

10.1*	Software License and Services Agreement, dated as of March 15, 2002, by and between General Electric Company, on behalf of itself, certain affiliates, and certain divisions thereof, and General Magic, Inc.

*	PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE COMMISSION.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MAGIC, INC.

Dated: March 20, 2002	By:	/S/ Mary E. Doyle

Mary E. Doyle Senior Vice President—Business Affairs, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Software License and Services Agreement, dated as of March 15, 2002, by and between General Electric Company, on behalf of itself, certain affiliates, and certain divisions thereof, and General Magic, Inc.(*)

*	PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE COMMISSION.

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